UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 31, 2012 (January 26, 2012)

FIRST AMERICAN SCIENTIFIC CORP.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-27094
(Commission File No.)

#201 – 30758 South Fraser Way
Abbotsford, British Columbia
Canada   V2T 6L4
(Address of principal executive offices and Zip Code)

(604) 850-8959
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 26, 2012, we entered into an employment agreement wherein Kelly Niavis, was appointed our Chief Financial Officer and Chief Accounting Officer.  The term of the agreement is three years. Under the agreement, Mrs. Niavis will be paid $6,000 per month, subject to annual increases as agreed upon by Mrs. Niavis and our Company.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective January 26, 2012, Kelly Niavis was appointed our Chief Financial Officer and Chief Accounting Officer.  Since 2006 Mrs. Niavis, 37, has served as a staff accountant, in addition to other positions.  Since 2004, Mrs. Niavis has been enrolled as a student with CGA (Certified General Accountants) and with the British Columbia Institute of Technology since 2011.  Mrs. Niavis will serve as Chief Financial Officer and Chief Accounting Officer.  Mrs. Niavis and the Company have not engaged in any related party transactions. Mrs. Niavis has no family relationship with any of our directors or officers, or persons nominated or chosen by us to become directors or executive officers. There are no other arrangements or understandings with Mrs. Niavis with respect to her appointment as a Chief Financial Officer and Chief Accounting Officer other than as contained in her employment contract.  Mrs. Niavis is replacing Cal Kantonen who died last year.

ITEM 7.01                      REGULATION FD DISCLOSURE.

On January 31, 2012, we announced the appointment of Kelly Niavis as our Chief Financial Officer and Chief Accounting Officer.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Document Description

10.1	Employment Agreement between the Company and Kelly Niavis
99.1	Press release dated January 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 31st day of January, 2012.

FIRST AMERICAN SCIENTIFIC CORP.

BY:	J. BRIAN NICHOLS
J. Brian Nichols
President and Chief Executive Officer